Exhibit 99.1

Recovery Energy Enters Into LOI to Acquire 7 New Wells

DENVER, CO -- Dec. 4, 2009 -- Recovery Energy (OTCBB:RECV) has signed a Letter of Intent to acquire multiple working interests within the mature, oil-rich Denver-Julesburg Basin that covers area in Northeast Colorado, Southwest Nebraska, and Northwest Kansas. This transaction, which is expected to close over the next few weeks, includes an 87.5% working interest in five producing wells in Nebraska, a 100% working interest in two additional wells located in Nebraska and Colorado, and a 50% working interest in two significant development projects.  The purchase price will be a combination of cash and common stock.

These acquisitions will immediately add an additional 140-150 barrels of oil per day to Recovery’s net production. Furthermore, these interests contain significant upside potential for Recovery by deepening its footprint within the DJ Basin known for its low cost wells, excellent infrastructure, and low risk oil and gas prospects.

According to CEO Jeff Beunier, “This purchase is a perfect representation of our balanced acquisition strategy with a focus on existing producing properties that possess incremental value opportunities through low risk development and field enhancement. Also, these acquisitions provide the added benefit of increasing our influence in our home region.”

About Recovery Energy

Recovery Energy is an independent energy company focused on the acquisition and development of undercapitalized and neglected onshore oil and gas fields located in the United States.  Utilizing enhanced recovery techniques on mature producing properties that present opportunity through low risk field development, Recovery Energy is committed to enhancing shareholder value through efficient deployment of capital as a low cost operator and acquirer throughout the heartland of the U.S. from its headquarters in Denver, Colorado. To learn more, please visit www.recoveryenergyco.com.

Forward-Looking Statements and Risk Factors

Certain statements in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements could involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Recovery Energy to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors, which could materially affect such forward-looking statements, can be found in our filings.

Contact:
Recovery Energy
1-888-887-4449
info@recoveryenergyco.com
www.recoveryenergyco.com

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